Exhibit 99.1

WORLD MORTGAGE EXCHNAGE GROUP, INC.

ANNOUNCES FIRST REAL ESTATE ACQUISITION

ATLANTA — March 17, 2010 — World Mortgage Exchange Group, Inc. (OTCBB: WMEG) announced today the acquisition of its first single family home. CEO Ron Reeser stated “During the past six months, we have made the necessary steps to be in a position to begin the process of acquiring real estate and making mortgages.”

WMEG closed on its first acquisition last week in Ackerman, Mississippi. Reeser stated that the company specifically chose the purchase of a 2,161 square foot home in Ackerman as its initial transaction to demonstrate one of the ways WMEG will assist the people. In this transaction, WMEG purchased the house at a discount and immediately leased the property to a tenant with an option to buy using its 49 year mortgage. The tenant has the income to pay and a history of paying rent on time, but had some past credit problems and was unable to get a loan from a local bank to purchase the property. WMEG will focus on the buyer’s income, past rental payment history and character references in underwriting the transaction. The buyer stated she feels blessed to have a company look beyond credit scores and focuses on her history of housing payments and income to determine her future ability to pay. She stated that this transaction had to be from God and that she would make sure each payment was paid to WMEG on time. WMEG’s 49 year mortgage provides credits to those borrowers that honor their debt by making sure their payment is made on time.

The launching of this new business model is designed to provide a true stimulus to our borrowers, one family at a time, just as it has with this family in Ackerman, Mississippi. The founders, directors and officers of WMEG see the development of this company as a calling that has come after many years of training reserved for just this time in History. As WMEG fulfills its mission, one mortgage at a time, we expect to do our part to provide relief to the areas in which we conduct business.

This press release includes and is based on forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ. Such forward-looking information and statements are based on current expectations, estimates, and projections about global economics conditions, the economic conditions of the regions and industries that are major markets for WMEG and subsidiaries and affiliate lines of business. These expectations, estimates and projections are generally identifiable statements containing words such as “expects”, “believes”, “estimates”, “will” or similar expressions. Important factors that could cause actual result to differ materially from those expectations include, among others , economic and market condition in the geographic areas and industries that are or will be major markets for the World Mortgage Exchange Group’s businesses, market acceptance or new products and services, changes in governmental regulations, interest rates, fluctuations in currency exchange rate and other factors as may be discussed from time to time .

Although WMEG believes that its expectation and information in this press release were based upon reasonably assumptions at that time when they were made, it can give no assurance that those expectations will be achieved or that the actual result will be as set out in the press release. Neither WMEG nor any other company within the WMEG Group , nor any of their directors, officers or employees will have any liability to you or any other person resulting from your use of the information in the press release.

WMEG undertakes no obligation to publicly update or revise any forward-looking information or statements in this press release.